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                                                                      Exhibit 5


                          [Letterhead of Tennant Company]


                                    June 8, 1999



Tennant Company
701 North Lilac Drive
P.O. Box 1452
Minneapolis, Minnesota 55440

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to the offering of up to 500,000 shares of common stock, par value $.375 per share (the "Shares"), of Tennant Company, a Minnesota corporation (the "Company"), pursuant to the Company's 1999 Stock Incentive Plan, I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed relevant hereto, and, based upon this examination and review, it is my opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

     I am admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Bruce J. Borgerding
                              -------------------------------
                              Bruce J. Borgerding
                              Deputy General Counsel